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                                                                   Exhibit 10.19


                   FORM OF EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is made as of the 31st day of October, 1996 by NAC Re Corp., a Delaware corporation having its principal office in Greenwich, Connecticut, NAC Reinsurance Corporation, a New York corporation having its principal office in Greenwich, Connecticut (NAC Re Corp. and NAC Reinsurance Corporation being hereinafter sometimes collectively referred to as "Employer"), and _______________, a resident of ____________________, _______________
("Executive").

                       W I T N E S S E T H

     WHEREAS, Executive has been and continues to be employed by Employer in a management capacity;

     WHEREAS, Executive is expected to continue to make major contributions to the business of Employer;

     WHEREAS, Employer desires to reinforce and encourage the continued attention and dedication of members of Employer's management, including Executive, to its responsibilities on behalf of Employer; and

     WHEREAS, Executive is willing to make his services available to Employer and to carry out the duties of Executive's position and office, subject to the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Employer and Executive, intending to be legally bound, do hereby agree as follows:

     1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement with initial capital letters:

          (a)  "Board" shall mean the Board of Directors of NAC Re Corp.

          (b) "Cause" shall mean Executive's willful breach of duty in the course of his employment or Executive's habitual neglect of his employment duties in a manner that materially impacts the business or reputation of Employer unless such breach or neglect is of a nature that reasonably can be corrected and is fully corrected within sixty (60) days following written notice to Executive in respect thereof. For purposes of this Section 1(b), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Executive shall not be deemed to have

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been terminated for Cause unless and until there shall have been delivered to
Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 1(b) and specifying the particulars thereof in detail.

          (c) "Change in Control Agreement" shall mean the letter agreement between NAC Re Corp. and Executive dated ______________.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Common Stock" shall mean the common stock, ten cents (10 ) par value, of NAC Re Corp.

          (f) "Compensation Committee" shall mean the Compensation Committee of the Board.

          (g) "Disability" shall mean permanent and total disability as such term is defined under Section 22(e)(3) of the Code. Any question as to the existence of Disability upon which Executive and Employer cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, such selection shall be made by any adult member of Executive's immediate family or Executive's legal representative), and approved by Employer, said approval not to be unreasonably withheld. The determination of such physician made in writing to Employer and to Executive shall be final and conclusive for all purposes of this Agreement.

          (h)  "Effective Date" shall mean October 30, 1996.

          (i) "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances unless, in the case of paragraphs (i), (iv), (v), (vi) and (vii), such circumstances are fully corrected within sixty (60) days following Executive's written notice to Employer in respect thereof:

               (i) the assignment to Executive of any duties inconsistent with his offices and status as of the Effective Date (or any offices and status to which Executive has been promoted at the time), or a substantial diminution in the nature or status of Executive's responsibilities;

               (ii) a reduction by Employer in Executive's annual base salary as in effect on the Effective Date or as the same may be increased from time to time;

               (iii) the relocation of the office in which Executive is located on the Effective Date to a location more than forty-five (45) miles therefrom;

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               (iv)   a material reduction in the aggregate benefits and
compensation provided to Executive under Employer's employee pension and welfare benefit plans and incentive compensation, stock option and stock ownership plans;

               (v) the failure of Employer to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10 hereof;

               (vi) any purported termination of Executive's employment by Employer for Cause for which Executive is not given notice of such termination in accordance with Section 1(b) hereof; for purposes of this Agreement, no such purported termination shall be effective; or

               (vii) failure by Employer to honor its obligations to indemnify Executive as established by the corporate bylaws or by the applicable provisions of law.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. In the event of a termination of Executive's employment by Executive for Good Reason, Executive shall provide Employer not less than sixty (60) days' notice of such termination. Such notice shall indicate that such termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for Executive's termination for Good Reason. If, within sixty (60) days following the date on which such notice of termination is given, Employer notifies Executive that a dispute exists concerning the grounds for termination, the date of termination for determining the timing of any obligation under this Agreement shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by arbitration pursuant to Section 14 hereof; provided, further, that the date of termination shall be extended by a dispute only if such notice of dispute is given in good faith and Employer pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Employer will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, annual base salary) and continue Executive as a participant in all other incentive compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 1(i), unless resolution of such dispute is unreasonably delayed by Executive. Amounts paid under this
Section 1(i) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          (j)  "Term" shall mean the term provided in Section 3 hereof.

     2. EMPLOYMENT; DUTIES. Commencing on the Effective Date, Executive shall be employed as Executive Vice President of NAC Reinsurance Corporation, and Executive agrees to carry out and perform all the duties and responsibilities that are pertinent to such position or that may be communicated to Executive from time to time by a duly authorized officer of Employer, or by the Board; provided, however, that nothing contained in this Agreement shall

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confer upon Executive any right to be retained as Executive Vice President of
NAC Reinsurance Corporation or to be retained as an employee of Employer in any other capacity.

     3. TERM. The term of this Agreement shall commence on the Effective Date and shall continue through October 30, 1999, unless terminated earlier pursuant to Section 6 hereof; provided, however, that this Agreement shall terminate upon the occurrence of a "Change in Control," as such term is defined in the Change in Control Agreement.

     4.   COMPENSATION AND BENEFITS DURING THE TERM.

          (a) BASE SALARY: Executive's annual base salary as in effect on the Effective Date shall continue to be Executive's annual base salary following the Effective Date, subject to review annually in conjunction with normal salary administration. Any increases will be based on Executive's achievement of goals, performance of Employer and prevailing competitive conditions.

          (b) INCENTIVE PLANS; STOCK OPTIONS; BENEFIT PLANS: During the Term, Executive shall continue to be provided the opportunity to participate in any incentive plans, to be granted options to acquire shares of Common Stock, and to participate, on a basis and to the extent consistent with Executive's senior executive position, in any employee pension or welfare benefit plan, employee stock purchase plan and other so-called fringe benefit programs from time to time in effect for the benefit of employees of Employer generally and/or for any group of employees of which Executive is a member, provided that Executive meets the eligibility requirements of any such plan or program.

     5. OTHER ACTIVITIES. During the Term, Executive shall devote to Employer's business his full business time and attention so as to assure full and efficient performance of Executive's duties hereunder. During the Term, Executive shall not, without Employer's prior written consent, engage or participate, directly or indirectly, as a sole proprietor, partner, employee, officer, shareholder, trustee, advisor or consultant, or accept appointment or election as a director or in any other fiduciary or honorary capacity in any other business, venture or project in the Designated Industry, as such term is defined in Section 7(a) hereof; provided, however, that nothing in this Agreement shall preclude Executive from devoting nonbusiness time and efforts to charitable, social and civic matters to the extent that such activities do not interfere with Executive's performance of his duties under this Agreement or from engaging in any investment or business pursuits on nonbusiness time outside of the Designated Industry, as such term is defined in Section 7(a) hereof.

     6. TERMINATION. Executive's employment under this Agreement may be terminated by Employer at any time without prior notice, subject to the requirement of prior notice if such termination is for Cause. Executive's employment under this Agreement may be terminated by Executive upon not less than thirty (30) days' prior notice, other than in the case of termination on account of Executive's unforeseen health problems, Disability or Good Reason. If Executive's employment under this Agreement is terminated, the following provisions shall apply:

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          (a)  TERMINATION OF EMPLOYMENT BY EMPLOYER FOR A REASON OTHER THAN
CAUSE OR BY EXECUTIVE FOR GOOD REASON: If, before the end of the Term, Employer terminates Executive's employment for a reason other than Cause, or if Executive terminates employment on account of Good Reason, Employer shall pay to Executive, within thirty (30) days following the date of such termination, a lump sum amount equal to the sum of (i) Executive's annual base salary which is accrued but unpaid as of the date of termination plus
(ii) the portions, if any, of amounts under the Annual Incentive Plan of Employer and the Long-Term Incentive Plan of Employer that were earned by Executive but unpaid as of the date of termination plus (iii) the greater of
(A) two (2) times the sum of Executive's then annual base salary plus the amounts that would be paid to Executive under the Annual Incentive Plan of Employer and the Long-Term Incentive Plan of Employer at Executive's targets (as such targets were in effect at the time of termination) for the year or performance periods, as the case may be, during which such termination occurs or (B) the number of years and partial years (expressed in twelfths) remaining in the Term on the date of termination times the sum of Executive's then annual base salary plus the amounts that would be paid to Executive under the Annual Incentive Plan of Employer and the Long-Term Incentive Plan of Employer at Executive's targets (as such targets were in effect at the time of termination) for the year or performance period, as the case may be, during which such termination occurs; in addition, Executive shall vest in all issued but unvested restricted Common Stock and granted but unvested options to acquire Common Stock then held by Executive.

          (b) TERMINATION OF EMPLOYMENT BY EMPLOYER FOR CAUSE, BY EXECUTIVE OTHER THAN FOR GOOD REASON OR ON ACCOUNT OF DEATH OR DISABILITY: If Executive's employment is terminated by Employer for Cause, by Executive other than for Good Reason, or on account of Executive's death or Disability, Executive, or his estate in the case of his death, shall receive from Employer within thirty (30) days following the date of termination a lump sum amount equal to Executive's annual base salary which is accrued but unpaid as of the date of termination.

          (c) NON-EXCLUSIVITY OF RIGHTS: Nothing in this Agreement shall prevent or limit Executive's present or future participation in any benefit, bonus, incentive, or other plan or program provided by Employer for which Executive may qualify, nor shall this Agreement limit or otherwise affect rights that Executive may have under any stock option or other agreements, including the Change in Control Agreement, with Employer. Amounts or benefits that are vested or that Executive is otherwise entitled to receive under any plan or program of Employer at, or subsequent to, the date of termination of Executive's employment shall be payable in accordance with such plan or program; provided, however, that any compensation and benefits received by Executive pursuant to this Agreement shall be in lieu of (but, if necessary to give effect to this provision, shall be reduced by) any and all compensation and benefits that Executive is entitled to receive or may become entitled to receive under any reduction in force or severance pay plan, program or practice that Employer now has in effect or may hereafter put into effect and shall be applied toward satisfying any severance pay and benefits required under federal or state law to be paid or provided to Executive.

     7.   NON-COMPETITION; CONFIDENTIAL INFORMATION.

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          (a)  Executive agrees that, if Executive's employment is terminated by Executive other than for Good Reason, for a period of twelve (12) months following the date of termination of this Agreement, Executive shall not (i) divert to any competitor of NAC Re Corp. and its subsidiaries (for purposes of this Section 7, the "NAC Re Group") in the business conducted by the NAC
Re Group as a material component of its operations including, without limitation, insurance or reinsurance (the "Designated Industry") any customer as of the date of termination of the NAC Re Group; or (ii) solicit or encourage any officer, employee or consultant of the NAC Re Group to leave their employ for employment by or with any competitor of the NAC Re Group in the Designated Industry. If at any time the provisions of this Section 7 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 7, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (b) Executive shall not at any time after the date of termination of employment reveal to anyone other than authorized representatives of the NAC Re Group, or use for Executive's own benefit, any trade secrets, customer information or other information that has been designated as confidential by the NAC Re Group or is understood by Executive to be confidential without the written authorization of the Board in each instance, unless such information is or becomes available to the public or is otherwise public knowledge or in the public domain for reasons other than Executive's acts or omissions.

          (c) If Executive materially breaches any of the obligations under this Section 7, Employer shall have no further compensation or benefit obligations pursuant to this Agreement or pursuant to the Annual Incentive Plan of Employer or the Long-Term Incentive Plan of Employer but shall remain obligated for compensation and benefits for periods prior to such breach as provided in any other plans, policies or practices then applicable to Executive in accordance with the terms thereof. Executive hereby acknowledges that Employer's remedies at law for any breach of Executive's obligations under this Section 7 would be inadequate, and Executive and Employer agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief may be granted in any proceeding which may be properly brought by Employer to enforce the provisions of this Section 7 without the necessity of proof of actual damages.

     8. NO MITIGATION OBLIGATION; NO SET-OFF OR COUNTERCLAIMS: In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Any amounts that may be earned by Executive other than from Employer shall not reduce Employer's obligation to make any payments hereunder. The amounts payable by Employer hereunder shall not be subject to any right of set-off that Employer may assert against Executive.

     9. TAXES. Employer may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Employer is required to withhold pursuant to any law,

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regulation or ruling.  Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder.

     10.  SUCCESSORS AND BINDING AGREEMENT.

          (a) Employer will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Employer, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer is required to perform it. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which Executive's employment with Employer was terminated.
  As used in this Agreement, "Employer" shall include any successor to Employer's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount is still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

     11. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, provided that all notices to Employer shall be directed to the attention of the Office of the General Counsel of NAC Re Corp., or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

          Employer:

          NAC Re Corp.
          Attn:  General Counsel
          One Greenwich Plaza
          P.O. Box 2568
          Greenwich, CT 06386-2568

          Executive:

          ___________________________________


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          ___________________________________
          ___________________________________

     12. GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State, to the extent not preempted by applicable federal law.

     13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. ARBITRATION. Any dispute arising out of or in any way relating to this Agreement or Executive's employment with Employer, including, without limitation, any claims Executive may assert under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), shall be resolved by arbitration in Connecticut through the Stamford, Connecticut office of the American Arbitration Association in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association except to the extent such provisions are modified as hereinafter provided. The arbitration proceeding shall be conducted by three (3) arbitrators. Executive and Employer shall each designate one (1) arbitrator, each of whom shall be an attorney admitted to practice in one or more states who has ten (10) or more years of experience in employment matters, and the arbitrators so selected shall thereafter designate a third arbitrator (who shall be a member of the National Academy of Arbitrators) by mutual agreement. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement; provided, however, that with respect to a dispute covered by the ADEA, the arbitrators shall have the authority to provide all remedies available under such statute. The decision of the arbitrators shall be final and binding on Employer and Executive. Employer and Executive shall each pay their own legal fees associated with arbitration proceedings hereunder, but the fees of the arbitrators and any other costs associated with such arbitration proceedings shall be shared equally; provided, however, that the arbitrators shall be authorized to award all such legal fees, arbitration fees and costs to a prevailing party.

     15. MERGER. With the exception of the Change in Control Agreement, this Agreement expresses in full the understanding of Employer and Executive, and all promises, representations, understandings, arrangements and prior agreements with regard to Executive's employment by Employer are merged herein.

     16. WAIVER. Failure by either party hereto to insist upon strict adherence to any one or more of the covenants or terms contained herein, on one or more occasions, shall not be construed to be a waiver nor deprive such party of the right to require strict compliance with the same thereafter.

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     17.  AMENDMENTS.  No amendments hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by all parties hereto.

     18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed effective as of the date first written above.

                                     NAC Re Corp.

                                     By:_____________________________
                                        Its Chairman

                                     NAC Reinsurance Corporation

                                     By:_____________________________
                                        Its Chairman

                                     ________________________________
                                     ________________________________